Exhibit 99.1

Verrica Announces Pricing of $32.5 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

WEST CHESTER, Pa., February 21, 2023 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (Verrica) (NASDAQ: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced the pricing of its underwritten offering of 750,000 shares of its common stock and pre-funded warrants to purchase 4,064,814 shares of common stock. The shares of common stock are being sold at a price of $6.75 per share and the pre-funded warrants are being sold at a price of $6.7499 per share. The offering is being substantially led by one healthcare dedicated fund. The gross proceeds from the offering to Verrica are expected to be approximately $32.5 million, before deducting underwriting discounts and commissions and offering expenses. The offering is expected to close on or about February 23, 2023, subject to customary closing conditions.

Jefferies LLC is acting as sole book-runner for the offering.

A shelf registration statement relating to the shares of common stock and pre-funded warrants offered in the offering described above was filed with the Securities and Exchange Commission (SEC) on November 7, 2022 and declared effective by the SEC on December 19, 2022. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s late-stage product candidate, VP-102, is in development to treat molluscum, common warts and external genital warts, three of the largest unmet needs in medical dermatology. Verrica is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for dermatologic oncology conditions.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Verrica Pharmaceuticals Inc., including statements about Verrica’s offering related to expected gross proceeds and anticipated closing date, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all and such other factors as are set forth in the risk factors detailed in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2021, Verrica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and other filings Verrica makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Verrica’s views as of the date hereof. Verrica anticipates that subsequent events and developments will cause Verrica’s views to change. However, while Verrica may elect to update these forward-looking statements at some point in the future, Verrica specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Verrica’s views as of any date subsequent to the date hereof.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

tkohler@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com